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                                                                    Exhibit 99.2

                                    AFFIDAVIT


A. AUTHORIZED REPRESENTATIVE: I HEREBY AFFIRM THAT I am the Chief Executive Officer and President and duly authorized representative of Telemate.Net Software, Inc. (the "Company") and that I possess the legal authority to make this Affidavit on behalf of myself and the Company.

B. CERTIFICATION OF OMISSION OF CONSENT: I FURTHER AFFIRM THAT the Company has identified Mr. James C. Davis as a future director of the Company. Pursuant to Rule 438 of Regulation C under the Securities Act of 1933, as amended, under which a person chosen to become a director is to file a consent with a registration statement, the Company made all reasonable efforts to contact Mr. Davis, but has been unable to contact Mr. Davis to obtain his consent. The Company believes Mr. Davis is travelling. It is therefore impractical for the Company to obtain an executed consent from Mr. Davis to file with the registration statement. The Company is continuing its efforts to locate Mr. Davis to obtain such consent, and when such consent is obtained, shall forthwith file Mr. Davis' consent with the Securities and Exchange Commission.

C. ACKNOWLEDGMENT: I ACKNOWLEDGE THAT this Affidavit is to be furnished to the Securities and Exchange Commission.

         I DO SOLOMNLY DECLARE AND AFFIRM UNDER THE PENALTIES OF PERJURY THAT THE CONTENTS OF THIS AFFIDAVIT ARE TRUE AND CORRECT TO THE BEST OF MY KNOWLEDGE, INFORMATION AND BELIEF.

                                   TELEMATE.NET SOFTWARE, INC.


                                   /s/ Richard L. Mauro
                                   --------------------------------------------
                                   By: Richard L. Mauro
                                       Chief Executive Officer and President
                                       (Authorized Representative and Affiant)
Date:  September 2, 1999